Exhibit 3.1

ARTICLES OF INCORPORATION OF

UNUSUAL MACHINES, INC.

a Nevada corporation

1. The name of the corporation is Unusual Machines, Inc. (the “Corporation”).

2. The registered agent for service of process is Corporate Creations Network Inc. and the registered address is 8275 South Eastern Avenue #200, Las Vegas, Nevada 89123.

3. The purpose of the Corporation is to engage in any lawful activity.

4. (a)        The total authorized shares of capital stock of the Corporation is 510,000,000 shares, consisting of: (i) 500,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

(b) Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

(c) The shares of Preferred Stock may be issued from time-to-time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. In connection with the establishment of any such series of Preferred Stock, the Board of Directors may determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes (the “NRS”).

5. Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

6. Indemnification.

(a)To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the NRS permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise required or permitted by Sections NRS 78.751 and 78.7502 of the NRS. Any amendment, repeal or modification of the foregoing provisions of this Section 6 shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

(b)Notwithstanding the indemnification provided for by this Section 6, the Corporation’s Bylaws, or any written agreement, such indemnity shall not include any advancement of expenses incurred by such indemnitees relating to or arising from any proceeding in which the Corporation asserts a direct claim against an indemnitee, or an indemnitee asserts a direct claim against the Corporation, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise. Following the termination of any proceeding, the Corporation may provide indemnification in accordance with this Section 6, the Company’s Bylaws, any written agreement or the NRS.

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7. Exclusive Jurisdiction and Venue.

(a)Nevada Courts. These Articles of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Nevada, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Courts located in Clark County, Nevada shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation (except to the extent that the Securities Exchange Act of 1934 provides otherwise), (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the NRS or the Corporation’s Articles of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

(b)United States District Court. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

(c)Venue. The United States District Court for the District of Nevada shall be the exclusive venue with respect to any cause of action arising under the Securities Act of 1933 or the Securities Exchange Act of 1934.

(d)Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.

8. Election Not to be Governed by NRS 78.411 to 78.444. The Corporation, pursuant to NRS 78.434, elects not to be governed by NRS 78.411 to 78.444, inclusive.

9. Board of Directors.

(a) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall consist of not less than three and not more than nine directors with the number of directors as fixed from time-to-time by resolution of the Board of Directors in accordance with the Bylaws of the Corporation.

(c)          Initial Director. The initial director is Allan Evans and the mailing address is: c/o Unusual Machines, Inc., 15 Ave. Muñoz Rivera, Ste. 2200, San Juan, PR 00901.

10.Bylaws.

(a)         Powers of the Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

(b)Powers of the Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or the Articles of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

11.Incorporator. The name and mailing address of the incorporator is Allan Evans, c/o Unusual Machines, Inc., as 15 Ave. Muñoz Rivera, Ste. 2200, San Juan, PR 00901.

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IN WITNESS WHEREOF, the above-named incorporator has signed these Articles of Incorporation this 12th day of March, 2024.

Unusual Machines, Inc.

By: /s/ Allan Evans

Name: Allan Evans

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